WASHINGTON, D.C. 20549
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                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 000-21907

                             NEWSTATE HOLDINGS, INC.
                        --------------------------------
             (Exact Name of Registrant as specified in its charter)

                               156 W. 56th Street
                                   Suite 2005
                            New York, New York 10019
                                 (212) 245-5801
                                 --------------
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)         [X]               Rule 12h-3(b)(1)(i)         [ ]
   Rule 12g-4(a)(1)(ii)        [ ]               Rule 12h-3(b)(1)(ii)        [ ]
   Rule 12g-4(a)(2)(i)         [ ]               Rule 12h-3(b)(2)(i)         [ ]
   Rule 12g-4(a)(2)(ii)        [ ]               Rule 12h-3(b)(2)(ii)        [ ]




         Approximate number of holders of record as of the certification or notice date: 237

         Pursuant to the requirements of Securities Exchange Act of 1934, as amended, NewState Holdings, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             NEWSTATE HOLDINGS, INC.


                                 ERNEST B. KIM
DATE:  December 12, 2001      By:-----------------------------------------------
                                 ERNEST B. KIM
                                 Chairman, President and
                                  Chief Executive Officer